Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “AGREEMENT”) is made and entered into on September 20, 2022 by and between Yingkai Xu (the “EXECUTIVE”) and Mingteng International Corporation Inc., a Cayman Islands company (the “COMPANY”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Employment; Responsibilities; Compensation

Section 1.01 Employment. Subject to ARTICLE III, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing on September 20, 2022 and ending on September 20, 2025 (“INITIAL TERM”). the Initial Term shall automatically be extended on yearly basis unless either party gives written notice to the other party 60 days prior to expiration of the Initial Term that it or she, as applicable, does not wish to extend this Agreement. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Chief Executive Officer (“CEO”) of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03 Compensation and Benefits. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Executive in the following manner:

(a) Base Salary. Commencing in September 2022 and for three consecutive fiscal years during the Executive’s employment with the Company, the Company shall pay annual Base Salary of US$ 30,000 for each calendar year of service under this Agreement on a pro-rated basis, payable on a quarterly basis. Annual Base Salary may also be increased from time to time by action of the Board of Directors of the Company (or any committees or delegees thereof) (the “BOARD”). Termination of the employment shall forfeit the rights to such annual Base Salary. The Compensation shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees.

(b) Vacation. Up to 20 working days per year. Executive may not carry over any unused vacation from prior years. All the unused vacation will be reimbursed based on base salary.

(c) Sick Leave. Absence due to personal illness, excluding pregnancy, shall be allowed up to ten (10) working days per calenda year, and shall not be accumulative from year to year.

(d) Benefit.

(i) The Company shall pay 100% of the medical insurance premium for the medical insurance coverage mutually agreed by the Company and the Executive.

(e) Payment of all compensation to Executive shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

Section 1.04 Business Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Section 1.05 Clawback. Any compensation paid to the Executive shall be subject to recovery by the Company, and the Executive shall be required to repay such compensation, if (a) such recovery and repayment is required by applicable law or (b) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (i) a named executive officer or (ii) an employee who is responsible for preparation of the Company’s financial statements. The parties agree that the repayment obligations set forth in this Section 1.05 shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Solicitation of Executives. For a period of six (6) months following the Termination Date, Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) General: The rights of Executive upon termination will be governed by this ARTICLE III.

(b) Definitions: For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause.

(ii)  “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a President and Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than [50] miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean either: a termination without Cause or a termination for Good Reason. In no event will it be deemed an independent and sufficient basis for an Involuntary Termination

(c) Involuntary Termination.

(i) Involuntary Termination After Change in Control. If, prior to the expiration of the Employment Period and within twelve (12) months following a Change in Control, Executive is subject to an Involuntary Termination (as defined in Section 3.01.b.iv), then the Company will pay “Change in Control Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Change in Control Severance Benefits will be a payment (less applicable withholdings and deductions) equivalent to 18 months of Executive’s Base Salary (as in effect immediately prior to the Change in Control, or the date of the termination of Executive’s employment, whichever is greater), payable as a single lump sum within 74 days of Executive’s termination of employment.

(ii) Involuntary Termination — No Change in Control. If, prior to the expiration of the Employment Period, no Change in Control has occurred in the preceding twelve (12) months and Executive is subject to an Involuntary Termination (as defined in Section 3.01.b.iv), then the Company will pay “Severance Benefits” to Executive (which shall be the sole benefits Executive is entitled to under these circumstances). The Severance Benefits will be a payment (less applicable withholdings and deductions) equivalent to 12 months of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, payable as a single lump sum within 74 days of the termination of Executive’s employment.

(iii) Determination of Good Reason. In order for Executive to terminate for Good Reason, (i) Executive must notify the Board, in writing, within ninety (90) days of the event constituting Good Reason of Executive’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the facts and events that the Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Notice Period”), and; (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

(d) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period following a Change in Control) or (ii) by the Company for Cause, then Company shall have no duty to make any payments or provide any benefits to Executive pursuant to this Agreement other than the amount of Executive’s Base Salary and Over-Time Allowance, if any, accrued through the Termination Date. The use of the term “Cause” in Section 3.01.b.i in no way limits the right of the Company to terminate Executive’s employment pursuant to the provisions of this Article III. The Company must notify the Executive, in writing, that the Executive is being terminated for Cause, and such notice shall identify in reasonable detail the facts and events that the Company believes constitute Cause.

(e) Accrued Wages; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid Base Salary and Over-Time Allowance due for periods prior to the Termination Date, and; (ii) following submission of proper expense reports by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments will be made promptly upon the Termination Date and within the period of time mandated by law, subject to provisions set forth herein.

Article IV. Miscellaneous

Section 4.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in NEW YORK in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in NEW YORK. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

Mingteng International Corporation Inc.

Signature:	/s/ Yingkai Xu
Name:	Yingkai Xu
Title:	Chief Executive Officer

Executive

Signature:	/s/ Yingkai Xu
Name:	Yingkai Xu
Title:	Chief Executive Officer

[Signature Page to Employment Agreement]